                                                                    Exhibit 8.02


                                 April 16, 1999



Quickturn Design Systems, Inc.
55 W. Trimble Road
San Jose, California 95131

     Re:  Registration Statement on Form S-4 (Registration No. 333-69589)

Ladies and Gentlemen:

     We have acted as counsel for Quickturn Design Systems, Inc., a Delaware corporation ("Quickturn") in connection with the preparation and execution of the Agreement and Plan of Merger dated as of December 8, 1998, as amended on December 16, 1998 and January 4, 1999 (the "Merger Agreement") by and among Quickturn, Cadence Design Systems, Inc., a Delaware corporation ("Cadence"), and CDSI Acquisition, Inc., a wholly-owned subsidiary of Cadence incorporated in Delaware ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Quickturn (the "Merger"), and Quickturn will become a wholly-owned subsidiary of Cadence. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon (without any independent investigation) the facts, statements, descriptions and representations set forth in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (which contains a prospectus and joint proxy statement of Cadence and Quickturn) (the "Registration Statement") and such other documents pertaining to the Merger as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have also assumed (without any independent investigation):

     1. The truth and accuracy of the statements, covenants, representations and warranties contained in the Merger Agreement, in the representations received from Cadence, Merger Sub and Quickturn attached as exhibits to the Merger Agreement (the "Tax Representation Letters") and in all other instruments and documents related to the formation, organization and operation of Cadence, Merger Sub and Quickturn;

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April 16, 1999
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     2. The authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof;

     3. The performance of all covenants contained in the Merger Agreement and the Tax Representation Letters without waiver or breach of any material provision thereof;

     4. The accuracy of any representation or statement made "to the best of knowledge" or similarly qualified without such qualification; and

     5.   The reporting of the Merger as a reorganization, within the meaning of
Section 368(a) of the Code by Cadence and Quickturn in their respective federal income tax returns.

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, if the Merger is consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Registration Statement and the Tax Representation Letters are true and correct as of the effective time of the Merger, then for federal income tax purposes we are of the opinion that the following are the material U.S. federal income tax consequence of the Merger:

          (i) The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and each of Cadence, Quickturn and Merger Sub will be a party to a reorganization within the meaning of Section 368(b) of the Code;

          (ii) No gain or loss will be recognized by a Quickturn stockholder upon the receipt of Cadence common stock solely in exchange for such Quickturn common stock in the Merger, except for gain resulting from cash received in lieu of fractional shares;

          (iii) The aggregate tax basis of the Cadence common stock received by a Quickturn stockholder in the Merger, including any fractional share of Cadence common stock for which cash is received, will be the same as the aggregate tax basis of the Quickturn common stock exchanged for the Cadence stock;

          (iv) The holding period of the Cadence common stock received by each Quickturn stockholder in the Merger will include the period for which the Quickturn common stock exchanged therefor was considered to be held, provided that the Quickturn common stock was held as a capital asset at the time of the Merger;

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          (v) A Quickturn stockholder receiving cash instead of a fractional share of Cadence common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the stockholder's basis in the fractional share; and

          (vi) Neither Cadence nor Quickturn will recognize gain or loss solely as a result of the Merger.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if any of the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if any of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Material Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                              Very truly yours,

                              /s/ Wilson Sonsini Goodrich & Rosati

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation